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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         1996       1997       1998       1999        2000

Earnings:
  Total earnings (loss)                $  1,175   $  3,172   $ 14,137   $(16,917)   $ 10,779
  Income tax provision (credit)           2,045      5,193     12,986     (2,772)      7,972
  Extraordinary item                                 1,462
                                       --------   --------   --------   --------    --------

  Pre-tax earnings (loss)                 3,220      9,827     27,123    (19,689)     18,751
                                       --------   --------   --------   --------    --------

Fixed charges:
  Interest charges                        4,510      3,463      3,175     22,722      28,563
  Interest factor of operating rents        188        178        197        227         323
                                       --------   --------   --------   --------    --------

  Total fixed charges                     4,698      3,641      3,372     22,949      28,886
                                       --------   --------   --------   --------    --------

Earnings as adjusted                   $  7,918   $ 13,468   $ 30,495   $  3,260    $ 47,637
                                       ========   ========   ========   ========    ========

Ratio of earnings to fixed charges          1.7        3.7        9.0       --           1.6
                                       ========   ========   ========   ========    ========

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